Exhibit 5.2

January 6, 2022

Verdant Earth Technologies Limited
Level 33, Colonial Centre
52 Martin Place
Sydney NSW 2000
Australia

Re:	Verdant Earth Technologies Limited Registration Statement on Form F-1 (File No. 333-260311)

Ladies and Gentlemen:

We have acted as counsel to Verdant Earth Technologies Limited, an Australian corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form F-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the registration under the Securities Act and the proposed issuance of warrants for the purchase of the Company’s ordinary shares, no par value (the “Warrants”).

We have relied upon the opinion of McCullough Robertson, filed as an exhibit to the Registration Statement, with respect to matters governed by the laws of Australia in relation to the Warrants.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Warrants have been duly executed and delivered by the Company, the Warrants will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions:

A.          We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York. This opinion is limited to the effect of the current state of the laws of the State of New York and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.          The opinion above with respect to the Warrants is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C.          We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any provision in the Warrants waiving the right to object to venue in any court; (iv) any agreement to submit to the jurisdiction of any Federal court; (v) any waiver of the right to jury trial or (vi) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP